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                                                                    EXHIBIT (2)


                       FIRST AMENDMENT TO RIGHTS AGREEMENT


         THIS AMENDMENT (this "Amendment"), dated as of December 17, 1998, to the Rights Agreement, dated as of April 30, 1997 (the "Rights Agreement"), by and between Kuhlman Corporation, a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking association, as Rights Agent (the "Rights Agent").

                                    RECITALS

         A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

         B. Pursuant to Section 26 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof.

         C. The Company proposes to enter into an Agreement and Plan of Merger, dated as of December 17, 1998 (as it may be further amended or supplemented from time to time, the "Merger Agreement") among Borg-Warner Automotive, Inc. ("BWA"), BWA Merger Corp. ("BWA Sub") and the Company, with respect to a business combination of the Company and BWA (the "Merger").

         D. The Merger Agreement contemplates that the Company will amend the Rights Agreement to the extent necessary to provide that the execution of the Merger Agreement and the consummation of the transactions contemplated thereby will not (i) cause BWA or BWA Sub to become an Acquiring Person or (ii) cause the occurrence of a Stock Acquisition Date or Distribution Date or Triggering Event; and that the Rights Agreement will expire immediately prior to the Effective Time of the Merger.

         E. The Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to exempt the Merger and the Merger Agreement, and all of the transactions contemplated thereby, from the application of the Rights Agreement.

                                    AGREEMENT

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following proviso at the end of the first sentence thereof:



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              "; provided that neither Borg-Warner Automotive, Inc., a Delaware corporation ("BWA"), BWA Merger Corp., a Delaware corporation and a wholly-owned subsidiary of BWA ("BWA Sub"), nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of the approval, execution or delivery of the Agreement and Plan of Merger dated as of December 17, 1998, as may be amended from time to time, among BWA, BWA Sub and the Company (the "BWA Merger Agreement") or the consummation of the transactions contemplated thereby."

         2. The Rights Agreement is hereby further modified and amended by adding a new Section 34 to the end thereof to read in its entirety as follows:

              "Section 34. Merger Agreement with Borg-Warner Automotive, Inc. Notwithstanding any other provision of this Agreement, (i) neither the approval, execution or delivery of the BWA Merger Agreement nor the consummation of the transactions contemplated thereby is or shall be deemed to be a Section 11(a)(ii) Event or Section 13 Event, nor will such performance or consummation result in the occurrence of a Stock Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Stock, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the BWA Merger Agreement; and (ii) immediately prior to the Effective Time (as such term is defined in the BWA Merger Agreement) this Agreement shall be terminated and deemed null and void and of no effect."

         3. This Amendment shall be effective as of the date hereof; provided that if the Merger Agreement is terminated without the Effective Time (as such term is defined in the Merger Agreement) having occurred, this Amendment shall be null and void and of no effect.

         4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         5. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         6. Terms not defined herein shall, unless the context otherwise requires, have the



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meanings assigned to such terms in the Rights Agreement.

         7. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

                            [signature page follows]
























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         IN WITNESS WHEREOF, this Amendment has been duly executed by the
Company and the Rights Agent as of the day and year first written above.

Attest:                                           KUHLMAN CORPORATION


By: /s/ Richard A. Walker                         By: /s/ Robert S. Jepson, Jr.
    ---------------------                             -------------------------
Name:   Richard A. Walker                         Name:   Robert S. Jepson, Jr.
Title:  Secretary                                 Title:  Chairman and Chief
                                                          Executive Officer


Attest:                                           HARRIS TRUST AND SAVINGS BANK


By: /s/ Alma Menendez                             By: /s/ Richard Carlson
    -----------------                                 -------------------
Name:   Alma Menendez                             Name:   Richard Carlson
Title:  Assistant Vice President                  Title:  Vice President